Exhibit 10.12.2

CHASE CORPORATION

Long Term Incentive Plan

Award Design and Grant Process

Fiscal Year Ending August 31, 2010

Key Provisions

1.     There are three reward vehicles:  1) Performance-based restricted stock, 2) Time-vested restricted stock and 3) Stock Options.  The C+MDC will decide which will be used each year.  For FYE 2010 performance shares will be 100%.

2.     Time-vested restricted stock is fixed and not subject to performance measures and will vest 3 years after granted subject to grant date, pricing, and termination provisions listed below.

3.     Stock options will be fixed based on a Black-Sholes calculation, will vest over 3 years and be exercisable for 10 years.

4.     Performance shares will be in the form of restricted stock subject to performance and other criteria as follows.

•      Performance measures:  Target is earnings per share (EPS) based on current year’s budget determined by dividing net income by the number of diluted shares outstanding as of September 1, 2009 (the beginning of the fiscal year). Actual is net income for the measurement period divided by the number of diluted shares outstanding at the beginning of the fiscal year.

•      Performance measurement period:  September 1, 2009 through August 31, 2010

•      Vesting:  2 years after performance measurement period (August 31, 2012)

•      Grant date:  first day of measurement period

•      Stock price for award:  closing price for last trading day prior to grant date

•      Threshold:  the point at which an award is earned (90% of target).  Between threshold and target the award increases on a linear basis.

•      Stretch area:  performance in excess of target awarded at a higher rate (200% for 120% achievement) with a cap of 200%.  Between target and cap award increases on a linear basis.

Example:

Total opportunity is $50,000 at target; performance share opportunity is $50,000 at target

Stock price (8/31/2009) is $10.00

Threshold is 90% of target

Performance	Payout % of Target	Vesting Shares	Reward Value
Threshold 90%	50%	2500	$25,000
Target	100%	5000	$50,000
Stretch at 120%	200%	10,000	$100,000

Plan metrics:  standard performance measures are 90% threshold, 100% target and 120% maximum.

Standard award measures are 50% at threshold, 100% at target and 200% at maximum.

5.     Termination provisions:

Termination Event	Year	Payment in Shares
Retirement	Pro-rated	Paid as scheduled
Voluntary	All shares forfeit	No payment
Without cause	Pro-rated	Paid as scheduled
With cause	All shares forfeit	No payment
Upon change of control	Acceleration at target	Paid at change of control
Death or disability	Pro-rated	Paid as scheduled

6.     Eligibility:  key executives and others

Participant	Target % of Base Salary
Peter R. Chase	100%
Adam P. Chase	80%
Kenneth L. Dumas	60%

Award opportunities are set annually and the plan is subject to the approval of the Compensation and Management Development (C&MD) Committee and may be modified from time to time.

FY 2010 SCHEDULE

•      Q4/09  Board approves continuance of plan and sets grant date

•      Q4/09  Goals and awards proposed by management for 2010

•      Q4/09  C&MD Committee reviews and approves 2010 plan

•      Q1/11  C&MD Committee approves 2010 results

•      Q4/12  Vested 2011 shares are released to participant